EXHIBIT 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

     THIS AGREEMENT is effective as of the date specified in the Notice of Grant attached, between Worthington Industries, Inc., an Ohio corporation (sometimes hereinafter referred to as the “Company”), and the Optionee listed on the attached Notice of Grant.

W I T N E S S E T H:

     WHEREAS, the shareholders of the Company and the Company’s Board of Directors have approved the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors (the “Plan”), as amended September 25, 2003; and

     WHEREAS, the Board of Directors of the Company has been appointed to administer the Plan and has determined that the Optionee should be granted a non-qualified stock option to acquire common shares of the Company upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, the parties hereto make the following agreement, intending to be legally bound thereby:

Section 1. Grant of Option.

     The Company hereby grants to the Optionee a non-qualified (non-incentive) stock option (sometimes hereinafter called the “Option”) to purchase the number of common shares of the Company as listed in the Notice of Grant. This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2. Terms and Conditions of the Option.

(A)	Option Price. The purchase price (sometimes hereinafter called the “Option Price”) to be paid by the Optionee to the Company upon the exercise of all or any part of the Option shall be the price listed in the Notice of Grant, subject to adjustment as provided in Section 4.

(B)	Vesting. The Option will fully vest and become exercisable on the first to occur of (i) the anniversary of the date of grant or (ii) if the option was granted as of the date of an annual meeting of shareholders of the Company, the date on which the next annual meeting of shareholders of the Company is held following the date of grant. Except as otherwise provided herein, Optionee may not exercise any part of the Option prior to the time it vests.

(C)	Term of Option, The Option shall in no event be exercisable after expiration of ten years from the date of grant.

(D)	Effect of Termination, The Optionee shall not be entitled to exercise the Option after the Optionee ceases to be a Director of the Company, except as follows:

(1)	Death. In the event of death of the Optionee while still a director, the Option shall immediately vest and be exercisable for a period of three years following the date of death (but in no event later than the expiration of the Option Term) by the Optionee’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance.

(2)	Retirement. In the event of retirement of the Optionee (after either (i) attainment of the age of 65 or (ii) serving as a member of the Board for nine (9) years or more), the Option shall immediately vest and be exercisable for a period of three years following the date of retirement (but in no event later than the expiration of the Option Term).

(3)	Total Disability. In the event of Total Disability (as defined in the Plan) of the Optionee while still a director, the Option shall immediately vest and be exercisable for a period of three years following the termination as a director due to such disability (but in no event later than the expiration of the Option Term).

(4)	For Cause. If the Optionee is removed as a Director For Cause (as defined in the Plan), the Option shall immediately terminate.

(5)	Termination. In the event of any termination as a Director, other than as listed above, the Option, if vested, shall be exercisable for a period of one year following the termination as a Director (but in no event later than the expiration of the Option Term).

Section 3. Method of Exercise.

(A)	Notice and Payment. The Option may be exercised, in whole or in part, by giving written notice of exercise to the Company, Attn: General Counsel or Corporate Compensation Manager, specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price.

(B)	Method of Payment. The purchase price shall be paid in cash or, if acceptable to the Board in its sole discretion, by tendering, either by actual delivery or by attestation, Common Shares, as acceptable by the Board, already owned by the Optionee valuing such Common Shares at Fair Market Value (as defined in the Plan) on the date of exercise. The Board shall determine acceptable methods for tendering Common Shares and may impose such conditions on the use of Common Shares as it deems appropriate.

(C)	Withholding Taxes. The Company and its subsidiaries shall have the right to require the Optionee to pay, or may withhold from amounts payable to such Optionee, an amount necessary to meet any federal, state or local tax withholding requirements which may arise as a result of the exercise of the Option. The Board may permit, in its sole discretion, the Optionee to deliver already owned Common Shares (as provided in (B) above, having a Fair Market Value sufficient to satisfy all or part of the withholding taxes.

(D)	Delivery of Share Certificates. Subject to the provisions of Section 6, after payment has been received, the Company shall take all action as is necessary to deliver appropriate share certificates evidencing the Common Shares purchased upon the exercise of the Option as promptly thereafter as is reasonably practicable.

(E)	Exercise by Beneficiary. In the case of exercise of the Option by a person or estate acquiring the right to exercise the Option by bequest or inheritance, the Company may require reasonable evidence as to the ownership of the Option and may require such consents and releases of taxing authorities as the Company may deem advisable.

Section 4. Adjustment Upon Change in Capitalization Affecting Common Shares.

     In the event that the outstanding Common Shares shall be changed into or exchanged for a different kind of shares, other securities or other property of the Company or of another corporation or for cash (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of Common Shares of the Company shall be increased through the payment of a share dividend, then unless such change results in the termination of all outstanding Options granted pursuant to the Plan, there shall be substituted for or added to each Common Share subject to the Option, the number and kind of shares, other securities or other property and the amount of cash into which each outstanding Common Share of the Company shall be changed, or for which each such Common Share shall be exchanged, or to which the holder of each Common Share shall be entitled, as the case may be. The Option shall also be appropriately amended as to the purchase price and other terms as may be necessary to reflect the foregoing events. Fractional shares resulting from any adjustment in the Option pursuant to this Section 4 shall be rounded down to the nearest whole number of shares.

Section 5. Assignability of the Option.

     With the permission of the Board, the Optionee may transfer the Option to a revocable inter vivos trust as to which Optionee is the settlor or may transfer such Option to a Permissible Transferee. Any such transferee shall remain subject to all of the terms and conditions applicable to such Optionee and subject to all rules and regulations prescribed by the Board. The Option may not further be transferred by a Permissible Transferee except by will or the laws of descent and distribution and then only to another Permissible Transferee. Other than as described above, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and during the lifetime of the Optionee, the Option may be exercised only by the Optionee by the Optionee’s guardian or legal representative.

     A “Permissible Transferee” is any member of the immediate family of the Optionee, any trust, whether revocable or irrevocable, solely for the benefit of members of the Optionee’s immediate family, or any partnership or limited liability company whose only partners or members are members of the Optionee’s immediate family.

Section 6. Requirements Of Law

     The issuance of Common Shares upon exercise of this Option shall be subject to all applicable laws, rules and regulations, and to such approval by any governmental agencies or national securities exchanges as may be required. No Common Shares shall be issued in connection with the Option unless the Company is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Common Shares delivered under the Option may be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the SEC, any national securities exchange upon which the Common Shares are then listed or traded, or any applicable federal or state securities laws. A legend or legends may be placed on any such certificate to make appropriate reference to such restrictions.

Section 7. Change in Control Provisions.

(A)	In the event of a Change in Control (as defined in the Plan), the Option shall become fully vested and exercisable, as of the date of such Change in Control is determined to have occurred.

(B)	During the 60-day period following a Change in Control (the “Change in Control Exercise Period”), if the Board determines at, or at any time after the time of grant, the Optionee shall have the right, by giving notice to the Company, to elect to surrender all or part of the Option and to receive cash, in an amount equal to the amount by which the Change in Control Price per Common Share (as defined in the Plan) on the date of such election exceeds the purchase price per Common Share under the Option (the “Change in Control Spread”) multiplied by the number of Common Shares granted under the Option as to which the right granted under this paragraph has been exercised; provided, that if the Change in Control is within six months of the date of grant of the Option, no such election may be made by such Optionee with respect to the Option prior to six months from the date of grant. However, if the end of the Change in Control Exercise Period is within six months of the date of grant, the Option shall be cancelled in exchange for a cash payment to the Optionee, effected on the day which is six months and one day after the date of grant of the Option, equal to the Change in Control Spread multiplied by the number of Common Shares subject to the Option.

(C)	If any right granted under the Option would make a Change of Control transaction intended to be eligible for pooling of interests accounting treatment ineligible for such treatment, the Board shall have the ability to substitute for the cash payable pursuant to such right, Common Shares with a Fair Market Value equal to the cash that would have otherwise been payable.

(D)	The provisions of this Section 7 shall not apply (i) if the Board determines at the time of grant that such Section shall not apply or (ii) to any Change in Control when expressly provided otherwise by a three-fourths vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matters shall be Continuing Directors.

Section 8. Rights of Optionee.

     The grant of the Option shall not confer upon the Optionee any right to continue as a Director of the Company. The Optionee shall have no rights as a shareholder of the Company with respect to any Common Shares covered by the Option until the date of issuance of a certificate to the Optionee evidencing such Common Shares.

Section 9. Plan as Controlling.

     All terms and conditions of the Plan applicable to non-qualified stock options, which are not set forth in this Agreement, shall be deemed incorporated herein by reference. In the event that any term or condition of this Agreement is inconsistent with the terms and conditions of the Plan, the Plan shall be deemed controlling. All capitalized terms in this Agreement, unless otherwise defined herein, shall have the meaning set forth in the Plan.

Section 10. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

Section 11. Rights and Remedies Cumulative.

     All rights and remedies of the Company and of the Optionee enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed at law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

Section 12. Captions.

     The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

Section 13. Severability.

     If any provision of this Agreement or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of each party to this Agreement that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

Section 14. Number and Gender.

     When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.

Section 15. Entire Agreement.

     This Agreement, together with the Plan and the Notice of Grant, constitutes the entire agreement between the Company and the Optionee in respect of the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between any party hereto in connection with the subject matter of this Agreement. No officer, director, employee or other servant or agent of the Company, and no servant or agent of the Optionee, is authorized to make any representation, warranty or other promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

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